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                                January 22, 1997


Board of Directors
Brooks Fiber Properties, Inc.
425 Woods Mill Road South, Suite 300
Town & Country, Missouri 63017

Ladies and Gentlemen:

     We are acting as special counsel for Brooks Fiber Properties, Inc., a Delaware corporation (the "Company"), in connection with various legal matters relating to the filing of a Registration Statement on Form S-1, No. 333-16495 (the "Registration Statement"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), covering the offering and sale of shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), and associated Preferred Stock Purchase Rights (the "Rights") by certain Selling Stockholders identified in the Registration Statement (the "Selling Stockholders") and, in the event the Underwriters named in the Registration Statement exercise their over-allotment options, by the Company. The Rights, if and when they become exercisable, would entitle the registered holders thereof (with certain exceptions) to purchase from the Company one one-thousandth of a share of the Company's Series C Junior Participating Preferred Stock, par value $.01 per share ("Series C Preferred Stock"), at a price of $100.00 per one one-thousandth of a share of Series C Preferred Stock, subject to adjustment. The Rights have been authorized and distributed pursuant to the Rights Agreement dated as of February 29, 1996 ("Rights Agreement") between the Company and The Boatmen's Trust Company, as Rights Agent, to which Rights Agreement reference is made for the terms and a description of the Rights.

     In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and the Selling Stockholders and originals or copies certified to our satisfaction of the Registration Statement, the Restated Certificate of Incorporation and By-laws of the Company, proceedings of the Board of Directors of the Company and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinions expressed below. In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatted copies.

     Based upon the foregoing and in reliance thereon, and upon our review of applicable statutes and case law, and subject to the qualifications and limitations stated herein, we are of the opinion that:

      (1) The Company is a corporation validly existing in good standing under the laws of the State of Delaware;

      (2)  When,


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Board of Directors
Brooks Fiber Properties, Inc.
January 22, 1997
Page 2



            (i) the Registration Statement, including any amendments thereto, shall have become effective under the Act;

            (ii) the shares of Common Stock being offered and sold
                 by the Company shall have been duly issued and sold as contemplated by the Registration Statement in accordance with the terms of the form of Underwriting Agreement (U.S. Version) filed as Exhibit 1.1 to the Registration Statement and the form of Underwriting Agreement (International Version) filed as Exhibit 1.2 to the Registration Statement (collectively, the "Underwriting Agreements"); and

            (iii) the shares of Common Stock being offered and
                 sold by the Selling Stockholders shall have been duly sold and transferred as contemplated by the Registration Statement in accordance with the terms of the Underwriting Agreements;

            then such shares of Common Stock will be legally issued, fully paid and non-assessable; and

      (3) The Company, as a Delaware corporation, has the authority to issue the Rights without stockholder approval as a matter properly within the business judgment of the Board of Directors of the Company, and, assuming that such judgment has been exercised in good faith (which we know of no reason to question), the Rights will have been duly authorized and validly issued.

           The basis for our opinion in clause (3) above is described below.

     The General Corporation Law of the State of Delaware (the "DGCL") expressly authorizes a Delaware corporation, subject to any provisions in its certificate of incorporation, to create and issue rights entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or classes (DGCL, Section 157). The Board of Directors of the Corporation may, by resolution, determine the terms upon which, including the time or times at or within which, and the price or prices at which, any such shares may be purchased from the corporation upon exercise of any of such rights. In the absence of actual fraud in the transaction, the judgment of the directors as to the consideration for the issuance of such rights and the sufficiency thereof shall be conclusive (DGCL, Section 157). The DGCL does not require stockholder approval for the issuance of rights.

     The Company's Restated Certificate of Incorporation does not contain any restriction or limitation on the authority of the Board of Directors of the Company to authorize, or of the Company to issue rights. However, the Company must have sufficient authorized but unissued shares available in the event that the Rights are exercised. Based on the number of outstanding shares of Common Stock at January 9, 1997, following the exercise of the Company's then outstanding warrants and options, the Company would have 34,820,721 shares of Common Stock issued and outstanding and 15,179,279 shares of Common Stock and 1,040,012 shares of Preferred Stock, par value $.01 per share (including 50,000 shares designated as Series C Preferred Stock), authorized but not outstanding. Accordingly, following such exercises, the Company would have sufficient authorized but not outstanding shares of Series C Preferred Stock to fulfill its obligations in the event the Rights were then exercised. The Rights


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Board of Directors
Brooks Fiber Properties, Inc.
January 22, 1997
Page 3


Agreement contains provisions which obligate the Company to reserve sufficient shares of Series C Preferred Stock to permit exercise in full of all outstanding Rights.

     Delaware courts have, on a number of occasions, concluded that corporations organized in Delaware are authorized to issue rights having terms and conditions similar to those set out in the Rights Agreement. These cases have supported the authority of the board of directors of a corporation to adopt rights plans and issue the rights in the absence of any stockholder approval. See, e.g., Moran v. Household International, Inc., 500 A.2d 1346 (Del. 1985) ("Household") (the Delaware Supreme Court held that a Delaware corporation had sufficient authority to adopt a flip-over rights plan under Delaware corporate law); Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc.,
506 A.2d 173, 181 (Del. 1986) (the Delaware Supreme Court spoke approvingly of a flip-in rights plan in dicta); American Gen. Corp. v. Unitrin, Inc., C.A. Nos. 13656 and 13699, Del. Ch. LEXIS 187, *26-7 (1994), rev'd on other grounds, 651 A.2d 1361 (Del. 1995) (Delaware Chancery Court refused to enjoin a shareholder rights plan with flip-in and flip-over provisions after determining the Delaware corporation's board adopted the plan upon concluding in good faith that a bidder's cash offer for all shares was inadequate); Tate & Lyle PLC v. Staley Continental Inc., CCH Fed. Sec. L. Rep. 1988 Dec. Paragraph 93,674
(Del. Ch. 1988) (Delaware Chancery Court refused to enjoin shareholder rights plan with both flip-over and flip-in provisions and refused to order redemption of rights under plan); BNS Inc. v Koppers Co., 683 F. Supp. 458 (D.C. Del.
1988) (U.S. District Court for the District of Delaware refused to order directors of Delaware corporation to redeem rights under plan that had both flip-in and flip-over rights); CRTF Corp. v. Federated Dept. Stores, Inc., 683
F. Supp. 422 (S.D.N.Y. 1988) (U.S. District Court for the Southern District of New York rejected a request for a preliminary injunction based, inter alia, upon a challenge to the validity under Delaware law of rights plan containing both flip-in and flip-over provisions and refused to order board of directors to redeem rights); Moore Corp. v. Wallace Computer Servs., 907 F. Supp. 1545 (D. Del. 1995) (Delaware District Court held that Board's decision not to redeem poison pill as part of a "just say no" defense against hostile tender offer was a valid exercise of its business judgment).

     Some courts have granted injunctions requiring a board of directors to redeem rights of the sort discussed in this letter. See, e.g., City Capital Assocs. L.P. v. Interco Inc., 551 A. 2d 787 (Del. Ch. 1988); and Grand Met. PLC
v. The Pillsbury Co., 558 A.2d 1049 (Del. Ch. 1988). However, we do not interpret these decisions as undermining the validity of the rights there involved themselves or the adoption or issuance thereof. Rather, these cases relate to the propriety of a decision by a board of directors to leave existing rights outstanding under certain circumstances after an acquisition offer has been made.

     Several courts in other jurisdictions have granted preliminary injunctions against the implementation by certain corporations of various rights plans because the court viewed the corporation laws under which those corporations were formed as forbidding discrimination in rights between holders of shares of the same series and class, and thus as precluding provisions such as flip-in terms that may be characterized as discriminatory against certain holders.1/ The

-------------------------
1/ Asarco Inc. v. Court, 611 F.Supp. 468 (D. N.J. 1985) (holding that New Jersey corporate law proscribed discrimination between voting power within a class of

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Board of Directors
Brooks Fiber Properties, Inc.
January 22, 1997
Page 4


Delaware Supreme Court held in the Household case, however, that discrimination between shareholders, as opposed to discrimination between shares, was permissible, and thus the flip-over rights plan in question was valid.

     A number of cases have held that exercise by a board of directors of authority such as the power to authorize and issue rights is governed by the business judgment rule which provides that a court will not interfere with a good faith decision by adequately informed disinterested directors which the directors reasonably believe is in and not opposed to the best interests of the corporation. See, e.g., Household. However, certain courts have held that the traditional business judgment rule should be modified when a board of directors adopts measures that could have an anti-takeover effect. These courts have required that, before the business judgment rule is applied in a takeover context, the directors must carry the burden of demonstrating that there was a danger to corporate policy and effectiveness and that the action taken was reasonable in relation to the threat imposed. See, e.g., Unocal Corp. v. Mesa Petroleum Co., 493 A. 2d 946, 954 (Del. 1985) ("Unocal") and Household. If the plaintiff can succeed in proving that the sole or primary purpose of the anti-takeover measure was entrenchment of management, good faith is negated, and the business judgment rule will not apply. The directors then must prove the intrinsic fairness of the measure. See, e.g., Mills Acquisition Co. v. Macmillan, Inc., 559 A.2d 1261, 1280 (Del. 1989) (finding a lack of candor in communications during an auction process involving a management buyout group, the court enjoined an asset lock-up agreement and stated "[w]hen faced with such divided loyalties, directors have the burden of establishing the entire fairness of the transaction to survive careful scrutiny by the courts.").

     In deciding whether to sustain anti-takeover measures adopted by a board of directors, three elements recur in the case law. First, the board must be reasonably diligent in the process by which it selects the anti-takeover measure. Second, the measure adopted by the board must be a suitable response to the threat posed. And finally, the board must carefully structure
--------------------------------------------------------------------------------

     preferred stock); Amalgamated Sugar Co. v. NL Indus., Inc., 644 F.Supp. 1229 (S.D. N.Y. 1986) (holding that a rights plan with flip-in provisions which operated to dilute the equity and voting power of acquiring shareholder was ultra vires as a matter of New Jersey law since the New
     Jersey Business    Corporation Act did not allow discrimination among
     shareholders of same class and series of stock); R.D. Smith & Co. v. Preway, Inc., 644 F.Supp. 868 (W.D. Wis. 1986) (denying preliminary injunction to party opposing rights plan despite probability that plan would be held invalid under Wisconsin law because it discriminated by according different voting powers to shareholders within the same class of stock); Bank of New York Co. v. Irving Bank Corp., 536 N.Y.S.2d 923 (Sup. Ct. N.Y. Co. 1988) (holding a flip-in provision to be a discrimination between shareholders of the same class that was not permissible under the New York Business Corporation Law). The state legislatures in these and certain other states whose statutes have been similarly construed have subsequently amended their statutes to explicitly authorize rights plans with discriminatory provisions (see, e.g., N.J. Bus. Corp. Act Section 14A:7-7; N.Y. Bus. Corp. Law Section 505(a)(2) and Wis. Bus. Corp. Law
     Section 180.0624).


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Board of Directors
Brooks Fiber Properties, Inc.
January 22, 1997
Page 5


any rights plan it may adopt in order to minimize potential abuses, particularly abuses in the nature of actions which would prevent any takeover offer from succeeding.

     In rendering the opinion expressed in clause (3) above, we have assumed that the Company's Board of Directors, in considering and approving the distribution of the Rights described herein, addressed matters responsive to the requirements set out above. Nothing has come to our attention which would cause us to question the good faith of the directors in approving the distribution of the Rights or which would lead us to believe that we are not justified in relying on the assumptions referred to above.

     Taking the foregoing into account, it is our opinion that rights with terms and conditions of the sort included in the Rights Agreement are valid under Delaware law and may thus be lawfully authorized and issued by the Company. It is also our opinion that approval of the Rights is a matter properly within the business judgment of the Company's Board of Directors and, assuming that such judgment has been exercised in good faith (which we know of no reason to question), is thus consistent with the fiduciary obligations of the Board of Directors to the Company and its stockholders.

     This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware and the Act.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Validity of Common Stock" in the Prospectus filed as a part thereof. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of such shares of Common Stock. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,



                                        BRYAN CAVE LLP